Exhibit 99.1

FOR IMMEDIATE RELEASE

Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759	Contact: Doug Marohn President & CEO Ph # - 727-726-0763	NASDAQ: NICK Web site: www.nicholasfinancial.com

Nicholas Financial Announces Kelly Malson as Chief Financial Officer

Clearwater, Florida – May 30, 2018 – Nicholas Financial, Inc. (NASDAQ: NICK) announced today the appointment of Kelly Malson as Chief Financial Officer effective on or before June 15, 2018.

“We are extremely pleased and excited to announce Kelly Malson as our CFO,” said Doug Marohn, President and Chief Executive Officer of Nicholas Financial. “Ms. Malson has an extensive and impressive career overall, but her experience serving as CFO and director of public companies, including a company in the consumer credit space, make her a particularly valuable addition to our executive management team.”

Kelly M. Malson was appointed as a director of Conn’s, Inc. (NASDAQ: CONN) in August 2012 and chair of its Audit Committee in November 2012. Ms. Malson serves as Conn’s Audit Committee chair until its 2018 annual meeting, held on May 30, 2018. Ms. Malson was also appointed to Conn’s Nominating and Corporate Governance Committee in December 2015. Ms. Malson served as Senior Vice President, Chief Financial Officer and Treasurer of World Acceptance Corporation (NASDAQ: WRLD) from May 2009 until stepping down from those positions in December 2013. She remained employed by World Acceptance Corporation from December 2013 until her retirement in February 2014. Prior to that, she held the titles of Vice President and Chief Financial Officer from March 2006 until May 2009 and Vice President of Internal Audit from September 2005 to March 2006 at World Acceptance Corporation. Ms. Malson served as Finance Compliance Manager for ITRON, Inc.’s (NASDAQ: ITRI) IEM Unit from 2004 to 2005. Prior to 2004, she served in various positions with KPMG, LLP and Arthur Andersen LLP. Ms. Malson obtained her Bachelor’s Degree in Accountancy from Southern Illinois University in 1993.

In connection with Ms. Malson’s appointment as Chief Financial Officer, the Company and Ms. Malson entered into an Employment Agreement, the material terms of which are disclosed in the Company’s Form 8-K filed on the date hereof.

About Nicholas Financial

Nicholas Financial, Inc. is one of the largest publicly-traded specialty consumer finance companies in North America. The Company operates branch locations in both Southeastern and Midwestern U.S. states. For an index of Nicholas Financial, Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 31E of the Securities Exchange Act of 1934, including statements regarding the Company’s expectations, hopes, beliefs, intentions, or strategies regarding the future constitute forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. All forward-looking statements included in this document are based on information available to the Company on the date hereof and the Company assumes no obligation to update any such forward-looking statement. Prospective investors should also consult the risks described from time to time in the Company’s Reports on Forms 10-K, 10-Q and 8-K and Annual Reports to Shareholders.

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